Exhibit 99.1

COSTCO WHOLESALE CORPORATION REPORTS THIRD QUARTER AND YEAR-TO-DATE OPERATING RESULTS FOR FISCAL YEAR 2013

ISSAQUAH, Wash., May 30, 2013 – Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) announced today its operating results for the third quarter (twelve weeks) and the first thirty-six-weeks of fiscal 2013, ended May 12, 2013. Net sales for the quarter increased eight percent, to $23.55 billion, from $21.85 billion last year. Net sales for the first thirty-six weeks increased eight percent, to $71.10 billion, from $65.54 billion last year.

Comparable sales were as follows:

	12 Weeks	36 Weeks
U.S.	6%	6%
International	4%	6%

Total	5%	6%

Changes in gasoline prices and foreign exchange rates had negative impacts on comparable sales for the 12-week period; and immaterial impacts for the 36-week period. Excluding these effects, comparable sales were as follows:

	12 Weeks	36 Weeks
U.S.	7%	6%
International	7%	6%

Total	7%	6%

Net income for the quarter was $459 million, or $1.04 per diluted share, compared to $386 million, or $.88 per diluted share, last year. Net income for the first thirty-six weeks was $1.42 billion, or $3.23 per diluted share, compared to $1.10 billion, or $2.50 per diluted share, last year. Net income for the thirty-six weeks was positively impacted by a second quarter $62 million ($.14 per diluted share) tax benefit in connection with the portion of the special cash dividend paid in December 2012 to the Company 401(k) plan participants.

Costco currently operates 627 warehouses, including 449 in the United States and Puerto Rico, 85 in Canada, 33 in Mexico, 24 in the United Kingdom, 15 in Japan, nine in Taiwan, nine in Korea and three in Australia. The Company plans to open up to an additional nine new warehouses prior to the end of its fiscal year on September 1, 2013. Costco also operates electronic commerce web sites, at www.costco.com (U.S.), www.costco.ca (Canada), and www.costco.co.uk (United Kingdom).

A conference call to discuss these third quarter operating results is scheduled for 8:00 a.m. (PT) today, May 30, 2013, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care costs), energy, and certain commodities, geopolitical conditions, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended		36 Weeks Ended
	May 12, 2013	May 6, 2012	May 12, 2013	May 6, 2012
REVENUE
Net sales	$23,552	$21,849	$71,099	$65,538
Membership fees	531	475	1,570	1,381

Total revenue	24,083	22,324	72,669	66,919
OPERATING EXPENSES
Merchandise costs	21,038	19,543	63,530	58,613
Selling, general and administrative	2,313	2,152	7,006	6,474
Preopening expenses	10	6	34	22

Operating income	722	623	2,099	1,810
OTHER INCOME (EXPENSE)
Interest expense	(25)	(19)	(63)	(73)
Interest income and other, net	15	18	61	65

INCOME BEFORE INCOME TAXES	712	622	2,097	1,802
Provision for income taxes	248	217	658	657

Net income including noncontrolling interests	464	405	1,439	1,145
Net income attributable to noncontrolling interests	(5)	(19)	(17)	(45)

NET INCOME ATTRIBUTABLE TO COSTCO	$459	$386	$1,422	$1,100

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$1.05	$0.89	$3.27	$2.53

Diluted	$1.04	$0.88	$3.23	$2.50

Shares used in calculation (000’s)
Basic	436,488	433,791	435,293	434,180
Diluted	440,780	439,166	439,738	439,748

Cash dividends declared per common share	$0.31	$0.00	$7.86	$0.48

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions)

(unaudited)

Subject to Reclassifications

	May 12, 2013	September 2, 2012
ASSETS
Cash and cash equivalents	$5,448	$3,528
Short-term investments	1,062	1,326
Receivables, net	1,134	1,026
Merchandise inventories	7,635	7,096
Deferred income taxes and other current assets	584	550

Total current assets	15,863	13,526
Property and equipment, net	13,546	12,961
Other assets	597	653

TOTAL ASSETS	$30,006	$27,140

LIABILITIES AND EQUITY
Short-term borrowings	$54	$0
Accounts payable	7,788	7,303
Accrued salaries and benefits	1,911	1,832
Other current liabilities	2,544	2,024
Deferred membership fees	1,212	1,101

Total current liabilities	13,509	12,260
Long-term debt, excluding current portion	4,887	1,381
Deferred income taxes and other liabilities	963	981

Total liabilities	19,359	14,622

Total Costco stockholders’ equity	10,472	12,361
Noncontrolling interests	175	157

Total equity	10,647	12,518

TOTAL LIABILITIES AND EQUITY	$30,006	$27,140